Exhibit 99.1

                           Mystic Financial, Inc.
---------------------------------------------------------------------------
                     60 High Street - Medford, MA 02155

FOR IMMEDIATE RELEASE
Date:       January 21, 2004
Contact:    Anthony J. Patti
            Senior Vice President,
            Chief Financial Officer and Treasurer
            Phone:(781) 395-2800
            Fax:  (781) 391-8297


                       MYSTIC FINANCIAL, INC. REPORTS
              FINANCIAL RESULTS FOR THREE AND SIX MONTHS ENDED
                              DECEMBER 31, 2003


MEDFORD, MA.

Mystic Financial, Inc. (Nasdaq: MYST) (or the "Company"), the holding company for Medford Co-operative Bank (or the "Bank"), today reported the operating results of the Company for the three and six months ended December 31, 2003.

The Company's total assets increased to $434.3 million at December 31, 2003 from $429.3 million at June 30, 2003, an increase of $5.0 million or 1.2%. This increase in total assets was primarily a result of continued loan growth funded by short-term borrowings.

The Company's net loans increased $10.0 million or 3.6% to $289.9 million at December 31, 2003 from $279.9 million at June 30, 2003. Commercial real estate, construction and commercial loans increased by $13.6 million or 12.7% to $120.2 million at December 31, 2003 from $106.6 million at June 30, 2003. Commercial real estate loans increased by $8.8 million or 12.6% to $78.6 million at December 31, 2003 from $69.8 million at June 30, 2003. Construction loans increased by $3.8 million or 22.8% to $20.3 million at December 31, 2003 from $16.6 million at June 30, 2003.

Residential mortgage loans decreased by $3.8 million or 2.3% to $161.7 million at December 31, 2003 from $165.5 million at June


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Page 2 - Mystic Financial, Inc.

30, 2003. At December 31, 2003, the Company had $45.1 million in its servicing portfolio compared to $37.2 at June 30, 2003 reflecting increased loan sales.

The Company's deposits increased to $344.5 million at December 31, 2003 from $343.6 million at June 30, 2003, an increase of $918,000 or 0.3%. Savings accounts increased by $9.5 million or 13.8% to $78.5 million at December 31, 2003 from $69.0 million at June 30, 2003. Transaction accounts increased by $6.2 million or 6.0% to $110.1 million at December 31, 2003 from $103.9 million at June 30, 2003. Certificates of deposit increased by $1.7 million or 1.2% to $143.7 million at December 31,2003 from $142.0 million at June 30, 2003. Attorneys' conveyancing deposit accounts (IOLTA) decreased by $16.6 million or 57.7% to $12.1 million at December 31, 2003 from $28.7 million at June 30, 2003.

The Company's basic earnings were $0.17 per share ($0.16 on a diluted basis) for the three months ended December 31, 2003 compared to $0.26 per share ($0.25 on a diluted basis) for the three months ended December 31, 2002. For the three months ended December 31, 2003, the Company reported net income of $245,000 as compared to $364,000 for the three months ended December 31, 2002.

For the three months ended December 31, 2003, net interest income increased by $604,000 or 22.8% to $3.3 million from $2.7 million for the three months ended December 31, 2002. Interest and dividend income increased by $54,000 to $5.4 million at December 31, 2003 while interest expense decreased by $550,000 to $2.1 million at December 31, 2003. As a result, the interest rate spread increased to 2.93% for the three months ended December 31, 2003 from 2.61% for the three months ended December 31, 2002 and the net interest margin increased to 3.13% from 2.85% for the same period.

The provision for loan losses was $312,000 for the three months ended December 31, 2003 compared to $50,000 for the three months ended December 31, 2002. The increase in the provision was


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Page 3 - Mystic Financial, Inc.

necessary due to a specific reserve of $300,000 allocated to one impaired loan during the quarter and growth in the commercial loan area. Management believes that based on information currently available, the allowance for loan losses is adequate and overall credit quality remains strong.

Other income increased by $86,000 or 19.0% to $538,000 for the three months ended December 31, 2003 as compared to $452,000 for the three months ended December 31, 2002. The increase in non-interest income reflects an increase in gains on the sale of securities offset by a decrease in net gain on sale of loans.

Other expense increased by $696,000 or 28.5% to $3.1 million for the three months ended December 31, 2003 as compared to $2.4 million for the three months ended December 31, 2002. The Company prepaid approximately $5.0 million of higher cost Federal Home Loan Bank borrowings resulting in a $298,000 prepayment penalty. The remaining increase was caused by higher personnel costs, occupancy costs, data processing costs and marketing costs associated with the growth of the Bank and the branch office that opened in Malden, MA in September 2003.

The provision for income taxes of $99,000 for the three months ended December 31, 2003 reflected an effective tax rate of 28.8% as compared to 40.5%, resulting in a provision of $248,000, for the comparable period in 2002. This is a result of a higher percentage of consolidated pre-tax income being attributable to the Bank's securities subsidiary which is taxed at a lower state income tax rate than the Bank.

The Company's basic earnings were $0.48 per share ($0.45 on a diluted basis) for the six months ended December 31, 2003 compared to $0.60 per share ($0.57 on a diluted basis) for the six months ended December 31, 2002. For the six months ended December 31, 2003, the Company reported net income of $685,000 as compared to $829,000 for the six months ended December 31, 2002.


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Page 4 - Mystic Financial, Inc.

For the six months ended December 31, 2003, net interest income increased by $1.0 million or 19.5% to $6.3 million from $5.3 million for the six months ended December 31, 2002. Interest and dividend income increased by $89,000 to $10.7 million at December 31, 2003 while interest expense decreased by $940,000 to $4.4 million at December 31, 2003. As a result, the interest rate spread increased to 2.85% for the six months ended December 31, 2003 from 2.72% for the six months ended December 31, 2002 and the net interest margin increased to 3.06% from 2.97% for the same period.

The provision for loan losses was $399,000 for the six months ended December 31, 2003 compared to $125,000 for the six months ended December 31, 2002. The increase in the provision was necessary due to a specific reserve of $300,000 allocated to one impaired loan during the six month period and growth in the commercial loan area. Management believes that based on information currently available, the allowance for loan losses is adequate and overall credit quality remains strong.

Other income decreased by $50,000 or 5.5% to $862,000 for the six months ended December 31, 2003 as compared to $912,000 for the six months ended December 31, 2002. The decrease in non-interest income reflects a decrease in net gain on sale of loans offset by an increase in gains on the sale of securities.

Other expense increased by $1.0 million or 22.2% to $5.7 million for the six months ended December 31, 2003 as compared to $4.7 million for the six months ended December 31, 2002. During the six months ended December 31, 2003, the Company prepaid approximately $5.0 million of higher cost Federal Home Loan Bank borrowings resulting in a $298,000 prepayment penalty. The remaining increase was caused by higher personnel costs, occupancy costs, data processing costs and marketing costs associated with the growth of the Bank and the branch office that opened in Malden, MA in September 2003.


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Page 5 - Mystic Financial, Inc.

The provision for income taxes of $350,000 for the six months ended December 31, 2003 reflected an effective tax rate of 33.8% as compared to 39.4%, resulting in a provision of $540,000, for the comparable period in 2002. This is a result of a higher percentage of consolidated pre-tax income being attributable to the Bank's securities subsidiary which is taxed at a lower state income tax rate than the Bank.

Company President and CEO Ralph W. Dunham stated, "We are pleased with the continued improvement of the Company's net interest spread and margin. This improvement was achieved through growth in our commercial loan area, combined with lower deposit costs and lower borrowing expense resulting from maturities and prepayments of higher interest rate Federal Home Loan Bank borrowings. We are also delighted to have recently named Bill Rucci to the Board of Directors of the Company and Bank. Bill's financial expertise as a CPA and recognition for his community involvement in our market area are noteworthy."

Mystic Financial, Inc. is the holding company for Medford Co-operative Bank, a Massachusetts chartered stock co-operative bank established in 1886. The Bank has seven banking offices in Medford, Arlington, Lexington, Bedford and Malden, Massachusetts. Press releases and SEC filings can be viewed on the Internet at our website www.medfordcoopbank.com.

Statements contained in this news release which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Neither the Company nor the Bank undertakes to update any forward looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company or the Bank.


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                 Mystic Financial, Inc. and Subsidiaries
                  Condensed Consolidated Balance Sheets
                             (In Thousands)

                                                December 31,     June 30,
                                                    2003           2003
                                                ------------     --------
                                                       (Unaudited)

Assets
  Cash and cash equivalents                      $ 10,311        $ 19,800
  Securities available for sale                   117,858         117,871
  Securities held to maturity (fair value
   approximates $2,987)                             2,985               -
  Loans, net of allowance for loan losses
   of $2,756 and $2,347, respectively             289,936         279,949
  Other assets                                     13,229          11,696
                                                 --------        --------
      Total assets                               $434,319        $429,316
                                                 ========        ========

Liabilities and Stockholders' Equity
  Deposits                                       $344,482        $343,564
  Federal Home Loan Bank borrowings                49,181          41,200
  Subordinated debt                                12,000          12,000
  Other liabilities                                 2,219           6,308
                                                 --------        --------
      Total liabilities                           407,882         403,072

  Total stockholders' equity                       26,437          26,244
                                                 --------        --------
      Total liabilities and stockholders'
       equity                                    $434,319        $429,316
                                                 ========        ========


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                                Mystic Financial, Inc. and Subsidiaries
                              Condensed Consolidated Statements of Income
                             (Dollars In Thousands, Except Per Share Data)

                                                Three Months Ended                Six Months Ended
                                             --------------------------      --------------------------
                                              Dec. 31,        Dec. 31,        Dec. 31,        Dec. 31,
                                                2003            2002            2003            2002
                                              --------        --------        --------        --------
                                                                     (Unaudited)

Interest and dividend income                 $    5,393      $    5,339      $   10,691      $   10,602
Interest expense                                  2,140           2,690           4,397           5,337
                                             ----------      ----------      ----------      ----------
Net interest income                               3,253           2,649           6,294           5,265
Provision for loan losses                           312              50             399             125
                                             ----------      ----------      ----------      ----------
Net interest income, after provision for
 loan losses                                      2,941           2,599           5,895           5,140
Other income                                        538             452             862             912
Other expense                                     3,135           2,439           5,722           4,683
                                             ----------      ----------      ----------      ----------
Income before income taxes                          344             612           1,035           1,369
Provision for income taxes                           99             248             350             540
                                             ----------      ----------      ----------      ----------
Net income                                   $      245      $      364      $      685      $      829
                                             ==========      ==========      ==========      ==========

Earnings per share (basic)                   $     0.17      $     0.26      $     0.48      $     0.60
Earnings per share (diluted)                 $     0.16      $     0.25      $     0.45      $     0.57
Dividends per share                          $     0.10      $     0.09      $     0.20      $     0.17
Weighted average shares outstanding
  Basic                                       1,440,727       1,397,019       1,433,005       1,391,219
  Diluted                                     1,524,359       1,459,792       1,519,598       1,452,623
Financial ratios:
  Return on average equity                         3.78%           5.89%           5.33%           6.78%
  Return on average assets                         0.23%           0.37%           0.32%           0.45%
  Interest rate spread                             2.93%           2.61%           2.85%           2.72%
  Net interest margin                              3.13%           2.85%           3.06%           2.97%

  Non-performing assets                                                      $    1,759      $      296
  Non-performing assets as a percent of total assets                               0.40%           0.07%

Book value per share                                                         $    18.24      $    17.32


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